N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of May 30th 2017

Fund	Name of Person	Ownership % of Series
Columbia High Yield Bond Fund	American Enterprise Investment Services	32.29%

As of December 1st 2016

Fund	Name of Person	Ownership % of Series
Columbia Mortgage Opportunities Fund	JPMCB NA CUST FOR ACTIVE PORTFOLIOS MULTI-MANAGER TOTAL RETURN BOND	27.86%